Exhibit 99.1

The Vita Coco Company Reports Third Quarter 2024 Financial Results

Net Sales Decreased 4% to $133 million while Vita Coco Coconut Water Grew 8%
Net Income Increased $4 million to $19 million and Non-GAAP Adjusted EBITDA1 Decreased $4 million to $23 million

Company Raises Full Year Guidance for Net Sales and Adjusted EBITDA2

NEW YORK, NY – October 30, 2024 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the third quarter ended September 30, 2024.

Third Quarter and Year-To-Date 2024 Highlights Compared to Prior Year Period

•Net sales declined 4% in the third quarter to $133 million resulting in year-to-date being flat at $389 million.
•Vita Coco Coconut Water net sales growth of 8% in the third quarter and 5% year-to-date.
•Gross profit was $52 million in the third quarter, a decrease of $5 million and $157 million year-to-date, an increase of $17 million.
•Gross margin was 39% of net sales in the third quarter compared to 41% of net sales, and 41% of net sales year-to-date as compared to 36% of net sales.
•Net income was $19 million in the third quarter compared to net income of $15 million, and year-to-date was $53 million compared to $40 million.
•Net income per diluted share was $0.32 in the third quarter compared to $0.26, and was $0.89 per diluted share year-to-date compared to $0.68.
•Non-GAAP Adjusted EBITDA1 for the third quarter was $23 million compared to $27 million and year-to-date was $76 million, compared to $60 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and our performance during the third quarter. The coconut water category remains one of the fastest growing categories in the beverage aisle, and we believe this growth is being fueled by our focus as the category leader in driving increased household adoption and new consumption occasions. Our reduced inventory availability during most of the quarter limited our ability to meet consumer demand. With an improving inventory situation, I expect accelerated growth for the balance of the year. Based on our expectation for continued strong category growth in 2025, I could not be more excited for what is to come."

Martin Roper, the Company’s Chief Executive Officer, said, “Our sales performance in the quarter was affected by our inventory flow, which was lower than we had planned due to the difficulty in obtaining ocean freight containers that started in the second quarter. We are pleased that we have weathered these shortages and, in late September, saw our product flow and availability in market improving. Based on continued strong category growth and improved inventory levels, we are raising our full year guidance for net sales and adjusted EBITDA."

Third Quarter 2024 Consolidated Results
Net sales decreased $5 million, or 4%, to $133 million for the third quarter ended September 30, 2024, compared to $138 million in the prior year period. The decrease in net sales was driven by declines in private label case equivalent ("CE") volume which more than offset the Vita Coco Coconut Water CE volume growth. The decline in private label was due to the reduction in private label oil sales, coupled with lower private label water volumes due primarily to supply constraints.

Gross profit was $52 million for the third quarter of 2024, compared to $56 million in the prior year period. Gross margin of 39% in the third quarter of 2024 decreased from 41% in the prior year period. Gross profit decrease was driven by lower overall volumes and increased transportation costs, which were partially offset by increased Vita Coco Coconut Water net pricing and price/mix effects in private label.

Selling, general and administrative ("SG&A") expenses in the third quarter of 2024 were $31 million, compared to $33 million in the prior year period. The decrease was largely due to the timing of marketing investments, which was partially offset by higher year on year personnel expenses.

Net income was $19 million, or $0.32 per diluted share, for the third quarter of 2024, compared to net income of $15 million, or $0.26 per diluted share, in the prior year period. Net income benefited from a gain on mark to market adjustment on derivative instruments, lower SG&A expenses and higher interest income driven by higher cash investments compared to the prior year period, partly offset by lower year-on-year gross profit.

Non-GAAP Adjusted EBITDA1 for the third quarter of 2024 was $23 million, compared to $27 million in the prior year period. The decrease in Adjusted EBITDA1 was primarily driven by lower gross profit resulting primarily from reduced volume and higher transportation costs, which were partially offset by higher Vita Coco Coconut Water net pricing, price/mix effects in private label, and lower SG&A.

Balance Sheet

As of September 30, 2024, the Company had cash and cash equivalents of $157 million, compared to $133 million as of December 31, 2023. There was no debt as of September 30, 2024 and December 31, 2023. Inventories as of September 30, 2024 totaled $65 million. On September 30, 2024, there were 56,731,839 shares of common stock outstanding.

On October 30, 2023, the Company's Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $40 million of the Company's common stock. As of September 30, 2024, and to date, the Company has repurchased a total of 534,246 shares for an aggregate value of $12.8 million at an average share price of $23.97 with 112,702 shares repurchased during the most recent quarter.
Fiscal Year 2024 Full Year Outlook
The Company is raising its full year guidance for net sales and adjusted EBITDA:
•Expect 2024 net sales to be between $505 million and $515 million, with projected Vita Coco Coconut Water and private label coconut water volume growth, being offset by expected decreases in private label coconut oil business and price/mix effects.
•Full year gross margin expected to be between 37% and 39%, with recent increases on certain ocean freight routes expected to adversely affect gross margins in the fourth quarter.
•SG&A expenses expected to be flat to slightly down versus 2023.
•Forecasting adjusted EBITDA in the range of $80 million to $84 million.2
Uncertainty and instability of the current operating environment, global economies, and geopolitical landscape could affect this outlook and our future results.
Footnotes:
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.

(2)GAAP Net Income 2024 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details
The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BI8d315f452cbc496f9c6ab056102b481f and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, sustainably packaged water Ever & Ever, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com
Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$156,706	$132,537
Accounts receivable, net of allowance of $2,257 at September 30, 2024, and $2,486 at December 31, 2023	78,600	50,086
Inventory	64,905	50,757
Supplier advances, current	1,265	1,521
Derivative assets	1,299	3,876
Prepaid expenses and other current assets	27,986	24,160
Total current assets	330,761	262,937
Property and equipment, net	2,440	2,136
Goodwill	7,791	7,791
Supplier advances, long-term	2,732	2,820
Deferred tax assets, net	6,756	6,749
Right-of-use assets, net	648	1,406
Other assets	2,019	1,843
Total assets	$353,147	$285,682
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,253	$21,826
Accrued expenses and other current liabilities	64,908	59,533
Notes payable, current	10	13
Derivative liabilities	4,533	1,213
Total current liabilities	100,704	82,585
Notes payable, long-term	5	13
Other long-term liabilities	318	647
Total liabilities	$101,027	$83,245
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 63,472,285 and 63,135,453 shares issued at September 30, 2024 and December 31, 2023, respectively 56,731,839 and 56,899,253 shares outstanding at September 30, 2024 and December 31, 2023, respectively	635	631
Additional paid-in capital	169,736	161,414
Retained earnings	153,324	100,742
Accumulated other comprehensive loss	156	(649)
Treasury stock, 6,740,446 shares at cost as of September 30, 2024, and 6,236,200 shares at cost as of December 31, 2023.	(71,731)	(59,701)
Total stockholders’ equity	252,120	202,437
Total liabilities and stockholders’ equity	$353,147	$285,682

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$132,906	$138,064	$388,720	$387,468
Cost of goods sold	81,344	81,893	231,244	246,542
Gross profit	51,562	56,171	157,476	140,926
Operating expenses
Selling, general and administrative	30,967	32,649	87,941	89,855
Income (Loss) from operations	20,595	23,522	69,535	51,071
Other income (expense)
Unrealized gain/(loss) on derivative instruments	2,592	(3,959)	(5,896)	(1,758)
Foreign currency gain/(loss)	550	(1,211)	472	(430)
Interest income	1,876	824	5,026	1,105
Interest expense	—	(1)	—	(31)
Total other income (expense)	5,018	(4,347)	(398)	(1,114)
Income before income taxes	25,613	19,175	69,137	49,957
Income tax expense	(6,362)	(4,011)	(16,555)	(10,101)
Net income	$19,251	$15,164	$52,582	$39,856
Net income per common share
Basic	$0.34	$0.27	$0.93	$0.71
Diluted	$0.32	$0.26	$0.89	$0.68
Weighted-average number of common shares outstanding
Basic	56,769,410	56,493,757	56,688,362	56,290,195
Diluted	59,314,805	59,271,757	59,099,179	58,494,045

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$52,582	$39,856
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	540	503
(Gain)/loss on disposal of equipment	13	19
Bad debt expense	(665)	255
Unrealized (gain)/loss on derivative instruments	5,896	1,758
Stock-based compensation	6,649	7,126
Impairment loss on assets held for sale	—	363
Noncash lease expense	764	966
Changes in operating assets and liabilities:
Accounts receivable	(26,910)	(37,234)
Inventory	(13,974)	33,815
Prepaid expenses, net supplier advances, and other assets	(2,585)	5,215
Accounts payable, accrued expenses, and other liabilities	13,667	17,361
Net cash provided by (used in) operating activities	35,977	70,003
Cash flows from investing activities:
Cash paid for property and equipment	(849)	(533)
Proceeds from sale of property and equipment	—	5
Net cash used in investing activities	(849)	(528)
Cash flows from financing activities:
Proceeds from exercise of stock awards	1,676	5,915
Cash paid on notes payable	(10)	(18)
Cash paid to acquire treasury stock	(12,030)	—
Net cash provided by (used in) financing activities	(10,364)	5,897
Effects of exchange rate changes on cash and cash equivalents	333	212
Net increase/(decrease) in cash and cash equivalents	25,097	75,584
Cash, cash equivalents and restricted cash at beginning of the period (1)	132,867	19,629
Cash, cash equivalents and restricted cash at end of the period (1)	157,964	95,213
1 Includes $1,258 and $328 of restricted cash as of September 30, 2024 and 2023, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net income	19,251	15,164	$52,582	$39,856
Depreciation and amortization	196	163	540	503
Interest income	(1,876)	(824)	(5,026)	(1,105)
Interest expense	—	1	—	31
Income tax expense	6,362	4,011	16,555	10,101
EBITDA	23,933	18,515	64,651	49,386
Stock-based compensation (a)	2,141	2,862	6,649	7,126
Unrealized (gain)/loss on derivative instruments (b)	(2,592)	3,959	5,896	1,758
Foreign currency (gain)/loss (b)	(550)	1,211	(472)	430
Secondary Offering Costs (c)	—	—	(324)	856
Other adjustments (d)	—	329	—	329
Adjusted EBITDA	$22,932	$26,876	$76,400	$59,885
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other non-recurring expense/(income) related to costs associated with two secondary offerings in which Verlinvest Beverages SA sold shares of the Company in an underwritten public offering that closed on May 26, 2023 and a block trade that was executed on November 9, 2023. The amounts for the three and nine months ended September 30, 2023 relate to costs for the May 26, 2023 offering. The amounts for the three and nine months ended September 30, 2024 relate to an expense waiver of certain costs incurred during the November 9, 2023 block trade. The Company did not receive any proceeds from the sale of the shares.
(d)Reflects other charges primarily related to the impairment loss related to assets held for sale in 2023 and other non-recurring expenses.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Americas segment
Vita Coco Coconut Water	$94,013	$89,683	$262,029	$253,825
Private Label	16,489	28,257	63,897	77,366
Other	1,744	2,706	6,913	7,490
Subtotal	$112,246	$120,646	$332,839	$338,681
International segment
Vita Coco Coconut Water	$14,883	$11,350	$38,500	$33,628
Private Label	4,800	5,421	14,768	13,140
Other	977	647	2,613	2,019
Subtotal	$20,660	$17,418	$55,881	$48,787
Total net sales	$132,906	$138,064	$388,720	$387,468

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Cost of goods sold
Americas segment	$68,681	$70,437	$196,195	$214,214
International segment	12,663	11,456	35,049	32,328
Total cost of goods sold	$81,344	$81,893	$231,244	$246,542
Gross profit
Americas segment	$43,563	$50,208	$136,643	$124,466
International segment	7,999	5,963	20,833	16,460
Total gross profit	$51,562	$56,171	$157,476	$140,926
Gross margin
Americas segment	38.8%	41.6%	41.1%	36.8%
International segment	38.7%	34.2%	37.3%	33.7%
Consolidated	38.8%	40.7%	40.5%	36.4%

	VOLUME (CE)
	Percentage Change - Three Months Ended September 30, 2024 vs. 2023
	Americas	International	Total
Vita Coco Coconut Water	2.9%	27.2%	6.3%
Private Label	(32.1)%	(4.7)%	(27.0)%
Other	(38.9)%	134.7%	(32.3)%
Total volume (CE)	(6.8)%	17.4%	(3.1)%

	Percentage Change - Nine Months Ended September 30, 2024 vs. 2023
	Americas	International	Total
Vita Coco Coconut Water	0.6%	8.0%	1.7%
Private Label	(7.6)%	18.5%	(3.1)%
Other	(18.8)%	23.6%	(16.2)%
Total volume (CE)	(1.7)%	10.9%	0.2%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE